                                                              EXHIBIT 4


                                VOTING AGREEMENT

               AGREEMENT, dated June 18, 1996 (this "Agreement"), by and among SECURICOR COMMUNICATIONS LIMITED, a company organized under the laws of England and Wales ("Securicor"), SECURICOR INTERNATIONAL LIMITED, a company organized under the laws of England and Wales ("Securicor International") and each of the other parties signatory hereto (each, including Securicor and Securicor International, a "Stockholder" and, collectively, the "Stockholders").

                              W I T N E S S E T H:
                              -------------------

               WHEREAS, concurrently herewith, INTEK DIVERSIFIED CORPORATION, a Delaware corporation (the "Company"), and Securicor are entering into a Stock Purchase Agreement (as such agreement may hereafter be amended from time to time, the "Stock Purchase Agreement;" capitalized terms used and not defined herein have the respective meanings ascribed to them in the Stock Purchase Agreement) pursuant to which the Company will acquire from Securicor all of the issued and outstanding capital stock (other than any preference shares) of Securicor Radiocoms Limited ("Radiocoms"), a company organized under the laws of England and Wales and a wholly-owned subsidiary of Securicor;

               WHEREAS, each of the Stockholders owns the number of shares, par value $.01 per share, of common stock of the Company (the "Shares" or "Company Common Stock") set forth opposite such Stockholder's name on Schedule I hereto and, upon consummation of the transactions contemplated by the Stock Purchase Agreement, Securicor will own 25,000,000 shares;

               WHEREAS, as an inducement and a condition to entering into the Stock Purchase Agreement, the parties hereto have required the other Stockholders to agree, and the Stockholders have agreed, to enter into this Agreement;

               NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

               1.   Provisions Concerning Company Common Stock.  Each
                    ------------------------------------------

     Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of (a) the Closing and (b) the termination of the Stock Purchase Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company


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     Common Stock, such Stockholder shall vote (or cause to be voted) the
     Shares held of record or Beneficially Owned (as defined below) by such Stockholder on the date of such vote, whether heretofore owned or hereafter acquired, (i) in favor of approval of the transactions contemplated by the Stock Purchase Agreement and any actions required in furtherance thereof and hereof, including, without limitation, the issuance of the Purchaser Shares to Securicor on the terms and conditions set forth in the Stock Purchase Agreement; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Stock Purchase Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Securicor, against any actions that are prohibited pursuant to Section 6.2 of the Stock Purchase Agreement or that are intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially, adversely affect the transactions contemplated by this Agreement and the Stock Purchase Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity. Notwithstanding anything to the contrary, each Stockholder shall not be required to take any action which would violate any provisions of applicable law or its obligations under agreements existing on the date hereof as disclosed in this Agreement.



               2.   Other Covenants, Representations and Warranties.  Each
                    -----------------------------------------------

     Stockholder hereby represents and warrants to the other Stockholders as follows:

               (a)  Ownership of Shares.  Such Stockholder is the record
                    -------------------

     and Beneficial Owner of the number of Shares set forth opposite such Stockholder's name on Schedule I hereto. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Except as set forth on Schedule 2(a) hereto, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1


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


     hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights.

               (b)  Power; Binding Agreement.  Such Stockholder has the
                    ------------------------

     legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate the articles of incorporation, by-laws or similar organizational documents of such Stockholder or any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy Exception. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

               (c)  No Conflicts.  (A) No filing with, and no permit,
                    ------------

     authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

               (d)  No Finder's Fees.  Except as set forth in Section 4.23
                    ----------------

     of the Radiocoms Disclosure Letter or Section 5.24 of the Purchaser Disclosure Letter, as the case may be, no Person has acted, directly or indirectly, as a broker, Finder or financial adviser for such Stockholder, or to such Stockholder's knowledge, the Company, in connection with the transactions contemplated by the Stock Purchase Agreement, and no Person, to such


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


     Stockholder's knowledge, is entitled to any fee or commission or like payment in respect thereof.

               (e)  Other Potential Acquirors.  From and after the date
                    -------------------------

     hereof until termination of the Stock Purchase Agreement in accordance with its terms, such Stockholder shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any merger, sale of a material portion of the assets (other than in the ordinary course of business), sale of shares of capital stock or similar transaction involving the Company or Radiocoms, or any subsidiary of either of them, and such Stockholder shall not directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any merger, sale of a material portion of the assets (other than in the ordinary course of business), sale of shares of capital stock or similar transaction involving the Company or Radiocoms, or any subsidiary of either of them, or agree to or endorse any merger, sale of assets, sale of shares, or similar transaction involving the Company or Radiocoms, or any subsidiary of either of them, or authorize or permit any of such Stockholder's agents to do any of the foregoing, and such Stockholder shall promptly notify the other Stockholders of any proposal and shall provide a copy of any such written proposal and a summary of any oral proposal to the other Stockholders immediately after receipt thereof and thereafter keep the other Stockholders promptly advised of any development with respect thereto.

               (f)  Restriction on Transfer, Proxies and Non-Interference.
                    -----------------------------------------------------

     Except pursuant to agreements set forth on Schedule 2(f) hereto, such Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein, unless any Person acquiring such Shares or any interest therein agrees in writing to assume such Stockholder's obligations under clauses (i),
     (ii) and (iii) of Section 1 with respect to such shares, and to be bound by, this Agreement (other than Section 3 hereof); (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or
     (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.


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               (g)  Reliance by Securicor.  Such Stockholder (other than
                    ---------------------

     Securicor and Securicor International) understands and acknowledges that Securicor is entering into the Stock Purchase Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

               3.   Board Representation.  During the two-year period
                    --------------------

     following the consummation of the transactions contemplated by the Stock Purchase Agreement, each of the parties hereto agrees that Roamer One Holdings, Inc. ("Roamer One"), shall be entitled to designate one member of the Board of Directors of the Company, provided that such designee shall be reasonably acceptable to each of
     --------

     the Company and Securicor. Each of the parties hereto agrees to vote the shares of Company Common Stock held by it from time to time in favor of any such acceptable designee of Roamer One.

               4.   Stop Transfer; Restrictive Legend.  (a) Each
                    ---------------------------------

     Stockholder agrees with, and covenants to, Securicor that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including, without limitation, the transfers permitted pursuant to Section 2(f) hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                    (b) All certificates representing any of such Stockholder's Shares (other than those that are actually transferred to persons who are not parties hereto pursuant to agreements set forth on Schedule 2(f)) shall contain the following legend:

                    "The securities represented by this
                    certificate, including certain voting
                    and transfer rights with respect
                    thereto, are subject to the terms of a
                    Voting Agreement, dated June 18, 1996,
                    among Securicor Communications Limited,
                    Securicor International Limited and the
                    parties listed on the signature pages
                    thereto, a copy of which is on file in
                    the principal office of the Issuer."



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     Upon the earlier of the occurrence of the events specified in clauses
     (a) and (b) of Section 1, such legend shall be removed from such certificate including, without limitation, by issuance of new certificates in replacement of the legended certificates.

               5.   Termination.  Except as otherwise provided herein, the
                    -----------

     covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) termination of the Stock Purchase Agreement in accordance with its terms and (b) the Closing thereunder.

               6.   Stockholder Capacity.  Each Stockholder signs solely in
                    --------------------

     its capacity as the record and beneficial owner of such Stockholder's
     Shares.

               7.   Miscellaneous.
                    -------------

               (a)  Entire Agreement.  This Agreement and the Stock
                    ----------------

     Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               (b)  Certain Events.  Except for transfers of shares made in
                    --------------

     accordance with the terms of agreements set forth on Schedule 2(f), each Stockholder agrees that this Agreement and the obligations hereunder (other than the obligations under Section 3) shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's corporate successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor, except where the Shares were transferred pursuant to an agreement listed on Schedule 2(f).

               (c)  Assignment.  This Agreement shall not be assigned by
                    ----------

     operation of law or otherwise without the prior written consent of Securicor (in the case of any Stockholder) or each Stockholder (in the case of Securicor), as applicable.

               (d)  Amendments, Waivers, Etc.  This Agreement may not be
                    ------------------------

     amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto.


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


               (e)  Notices.  All notices, requests, claims, demands and
                    -------

     other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to any Stockholder:        At the respective addresses set forth
                              on Schedule I hereto

     with a copy to:          Kohrman Jackson & Krantz PLL
                              One Cleveland Center, 20th Floor
                              Cleveland, Ohio 44114
                              Attention:  Steven L. Wasserman, Esq.
                              Telephone:  (216) 696-8700
                              Facsimile:  (216) 621-6536

     If to Securicor:         Securicor Group PLC
                              Sutton Park House
                              15 Carshalton Road
                              Sutton
                              Surrey SM1 4LD England
                              Attention: Angus Gribbon, Esq.
                              Telephone: 0181-770-7000
                              Facsimile: 0181-643-1059


     with a copy to:          Weil, Gotshal & Manges LLP
                              767 Fifth Avenue
                              New York, New York  10153
                              Attention:  Howard Chatzinoff, Esq.
                              Telephone:  (212) 310-8000
                              Facsimile:  (212) 310-8007

     or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

               (f)  Severability.  Whenever possible, each provision or
                    ------------

     portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid




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


     under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               (g)  Specific Performance.  Each of the parties hereto
                    --------------------

     recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               (h)  Remedies Cumulative.  All rights, powers and remedies
                    -------------------

     provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               (i)  No Waiver.  The failure of any party hereto to exercise
                    ---------

     any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (j)  No Third Party Beneficiaries.  This Agreement is not
                    ----------------------------

     intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

               (k)  Governing Law.  This Agreement shall be governed and
                    -------------

     construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

               (l)  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES
                    --------------------

     ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.


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               (m)  Descriptive Headings.  The descriptive headings used
                    --------------------

     herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               (n)  Counterparts.  This Agreement may be executed in
                    ------------

     counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.




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


               IN WITNESS WHEREOF, Securicor and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

      SIMMONDS CAPITAL LIMITED            SECURICOR COMMUNICATIONS
                                          LIMITED


      By: /s/ David C. O'Kell             By: /s/ Edmund Hough
         ---------------------------         ------------------------
         Name:   David C. O'Kell             Name:   Edmund Hough
         Title:  Executive Vice              Title:  Director
                 President

      ROAMER ONE HOLDINGS, INC.           SECURICOR INTERNATIONAL
                                          LIMITED


      By: /s/Nicholas R. Wilson           By: /s/ Edmund Hough
         ---------------------------         ------------------------
         Name:   Nicholas R. Wilson          Name:   Edmund Hough
         Title:  President and Chief         Title:  Director
                 Executive Officer

      AGREED TO AND ACKNOWLEDGED
      (with respect to Section 4):

      INTEK DIVERSIFIED CORPORATION


      By: /s/ Nicholas R. Wilson
         ---------------------------
         Name:   Nicholas R. Wilson
         Title:  Chairman




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                                  Schedule I to
                                Voting Agreement
                                ----------------


     Name and Address                                Number of Shares Owned
     ----------------                                ----------------------


     SIMMONDS CAPITAL LIMITED                                 3,010,000 (1)
     5255 Yonge Street, Suite 1050
     Toronto, Ontario M2N 6P4
     CANADA


     ROAMER ONE HOLDINGS, INC.                                3,000,000 (2)
     19401 South Vermont, Suite A205
     Torrance, California  90502


     SECURICOR INTERNATIONAL LIMITED                               937,042
     Sutton Park House
     15 Carshalton Road
     Sutton, Surrey SM1 4LD
     ENGLAND


     SECURICOR COMMUNICATIONS LIMITED                                 0 (3)
     Sutton Park House
     15 Carshalton Road
     Sutton, Surrey SM1 4LD
     ENGLAND



[FN]


     (1) 1,200,000 of these Shares are only beneficially owned by Simmonds Capital Limited, which has an option to purchase such Shares from Roamer One Holdings, Inc.

     (2)  See footnote 1.

     (3) Securicor Communications Limited will acquire 25,000,000 Shares pursuant to the Stock Purchase Agreement.


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                                Schedule 2(a) to
                                Voting Agreement
                                ----------------


               Agreements restricting the voting or dispositive power of Simmonds Capital Limited on the Intek shares and number of shares subject to such agreements:

          1. All of the shares of Intek held from time to time by Simmonds Capital Limited (save for the 1,000,000 shares which are subject to the Quest agreement referred to in 2 below) are subject to a security interest in favor of Mees Pierson ICS Limited pursuant to a Debenture dated April 11, 1996.

          2. 1,000,000 shares of Intek are subject to a security interest in favor of Quest Capital Corporation pursuant to a Share Pledge Agreement dated March 28, 1996. Pursuant to a Security Agreement dated March 28, 1996, Quest also holds a security interest in all personal property of SCL including all other shares of Intek, subordinate only to Mees Pierson's security interest.

          3.   See footnote 1 of Schedule I.

          4.   See Schedule 2(f).



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                                Schedule 2(f) to
                                Voting Agreement
                                ----------------

               Agreements pursuant to which Simmonds Capital Limited has agreed to sell or transfer shares of Intek and number of shares subject to such agreements:


          1. 600,000 shares of Intek are subject to an option granted by Simmonds Capital Limited in favor of Choi & Choi HK Ltd pursuant to a Memorandum of Understanding dated September 30, 1995.

          2. Up to 546,000 shares of Intek may be used at SCL's option to prepay a loan from Octagon Limited pursuant to a Debenture dated September 15, 1995.

          3. On April 7, 1995, Simmonds Capital Limited granted the following individuals call options on the number of shares of Intek set forth opposite their names below:
                  (i)   John Simmonds:  16,150 shares;
                 (ii)   Harry Dunstan: 5,000 shares;
                (iii)   Peter Heinke:10,000 shares;
                 (iv)   David O'Kell: 8,850 shares;
                  (v)   Michael StEve: 5,000 shares.

          4. All of the shares of Intek held from time to time by Simmonds Capital Limited (save for the 1,000,000 shares which are subject to the Quest agreement referred to in 5 below) are subject to a security interest in favor of Mees Pierson ICS Limited pursuant to a Debenture dated April 11, 1996.

          5. 1,000,000 shares of Intek are subject to a security interest in favor of Quest Capital Corporation pursuant to a Share Pledge Agreement dated March 28, 1996. Pursuant to a Security Agreement dated March 28, 1996, Quest also holds a security interest in all personal property of SCL including all other shares of Intek, subordinate only to Mees Pierson's security interest.



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